                            SECOND AMENDED AND RESTATED

                              JOINT VENTURE AGREEMENT
                              -----------------------


     THIS SECOND AMENDED AND RESTATED JOINT VENTURE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of January 2000, by and between Blue Cross & Blue Shield United of Wisconsin, a Wisconsin Chapter 613 insurance corporation ("Blue Cross"), United Wisconsin Services, Inc., a Wisconsin Chapter 180 business corporation ("UWS"), Valley Health Plan, Inc., a Wisconsin Chapter 611 insurance corporation ("VHP"), and Midelfort Clinic, Ltd., Mayo Health System, a Wisconsin Chapter 181 business corporation (the "Clinic").


                                      PREAMBLE
                                      --------

     WHEREAS, Blue Cross and the Clinic entered into a Joint Venture Agreement dated January 1, 1992 for the purpose of enhancing their respective businesses by offering managed care products which utilize a provider network;

     WHEREAS, the January 1, 1992 Joint Venture Agreement was subsequently amended and restated effective January 1, 1997;

     WHEREAS, the parties wish to amend the January 1, 1997 Agreement by entering into a new agreement to become effective January 1, 2000 (the "Second Amended and Restated Joint Venture Agreement") and to amend the prior joint venture agreements as set forth herein;

     WHEREAS, the Clinic has sold Midelfort Health Plan, Inc.

("MHP", n/k/a VHP) to UWS while retaining an option to repurchase, under a Purchase and Sale Agreement dated as of January 1, 1992 ("Purchase and Sale Agreement"), amended effective January 1, 1997 and subsequently amended effective January 1, 2000;

     WHEREAS, the parties wish to coordinate the design and marketing of various managed care insurance products which utilize a provider network, including, without limitation, Point of Service ("POS") and Health Maintenance Organization ("HMO") products and programs;

     WHEREAS, the Clinic shall participate in the offering of these products by serving as the primary provider and by assisting in the design and marketing of the products;

     WHEREAS, the underwriters shall be liable for losses incurred by the products, but shall share with the Clinic the collective profits of the products as specified in Article 5, herein; and

     WHEREAS, Midelfort Clinic, Ltd. (which has been acquired by Mayo Foundation for Medical Education and Research) and the other parties to this Agreement have consented to the assignment by Midelfort Clinic, Ltd. to Midelfort Clinic, Ltd., Mayo Health System, all of its rights, title and interest in, to and under the prior joint venture agreements and this Second Amended and Restated Joint Venture Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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                               1.  SCOPE OF AGREEMENT
                               ----------------------

     1.1 Blue Cross shall be defined herein to include all its respective subsidiaries and affiliates except where UWS is referred to specifically. The Clinic shall be defined herein to include all its respective subsidiaries and affiliates in which the Clinic has an ownership interest (but not its sole member).

     1.2 The parties to this Agreement have entered into a series of related contracts with one another in order to produce, market, and administer managed care insurance products which utilize a provider network. The relationships between and among the parties are that of independent contractors working together in a cooperative arrangement. It is not the intent of the parties to create, nor should this Agreement be construed to create, a partnership or an employment relationship between or among the parties.

     1.3 This Agreement shall not create any agency relationship between or among the parties other than those specifically enumerated in provider agreements and administrative services agreements entered into between Blue Cross and/or VHP, as the underwriters, and the Clinic. This Agreement creates no fiduciary relationship between or among any of the parties.

                                    2.  PRODUCTS
                                    ------------

     2.1 The parties will design and market various insured managed care products which utilize a provider network, including POS and HMO products. Hereafter, these products may be collectively referred to as "Insured Products."

     2.2 Blue Cross shall be the underwriter of the indemnity segment of POS plans and VHP shall be the underwriter of the HMO plans (Blue Cross and VHP are in this role collectively referred to as the "Underwriters").

     2.3 The Clinic shall be the primary provider for all products contemplated by this Agreement. The Clinic shall enter into provider agreements with the Underwriters to carry out the purposes of this Agreement.

     2.4 It is the intent of Blue Cross and the Clinic to cooperate in the design and development of a Medicare Risk product and a managed care Workers' Compensation product at such time that the parties mutually agree that economic and market conditions are favorable.


                                3.  GOVERNING BOARD
                                -------------------

     3.1 The cooperative arrangement contemplated by this Agreement shall be directed through a Governing Board. Blue Cross and the Clinic shall each select four

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          members of the Governing Board.  The Governing Board
          may select a smaller executive committee to manage the joint venture on a day-to-day basis subject to the control of the Governing Board.

     3.2 With respect to the Insured Products, all major policies and decisions regarding the Underwriter's business plan, marketing, benefit design, public relations, provider contracting (including capitation and fee schedule contracts), administrative services agreements, and medical underwriting guidelines shall be subject to approval by the Governing Board. Notwithstanding the foregoing, the direct Underwriter shall have ultimate authority on Insured Products in setting rates, medical underwriting functions and reinsurance. VHP shall arrange for reinsurance for plans it underwrites through a competitive bid process. Selection of the reinsurer shall be based on price and cost control services offered by the reinsurer. Notwithstanding the foregoing, VHP's selection of a reinsurer is subject to the prior approval of the Governing Board.

     3.3 In the event the positions of Director of VHP and/or the primary Medical Director for VHP become vacant, the recommended candidate for either position will require the approval of the Governing Board.

     3.4  The four members of the Governing Board selected by

          Blue Cross shall be responsible for selecting, negotiating and terminating contracts with other independent providers, who are not otherwise affiliates of the Clinic or members of the Mayo Health System, on behalf of the Underwriters subject to the following conditions and restrictions:

          (a) The four members of the Governing Board selected by the Clinic shall be solicited to offer comments relating to the selection of and contracting with independent providers or their termination. Upon receipt of comments offered by the Clinic's Governing Board members, a majority vote solely of the four Blue Cross members of the Governing Board shall determine which such providers are selected, the contract terms offered and afforded them and if and when their contracts are terminated.

          (b) Notwithstanding the foregoing, if any such independent providers are afforded contract terms which are, in whole or in particular part, more favorable to such providers than those afforded the Clinic under its provider agreements with the Underwriters, such more favorable terms shall automatically and without further action of the parties be incorporated in such agreements with the Clinic and shall remain in place so long as such terms are afforded one or more independent providers.

          (c) In selecting independent providers, the Blue Cross members of the Governing Board shall duly consider: the medical credentials of such providers; whether the provider's credentials meet standards set by the National Committee for Quality Assurance or other accrediting agency acceptable to the Governing Board; whether there is a need for their participation in order to provide an adequate and appropriate level of medical services to insureds; whether the addition of such providers and the contract terms to be afforded them are consistent with and will promote the provision of managed medical care on a cost-efficient basis; and such other factors as are reasonably deemed relevant by the Blue Cross members of the Governing Board.

          (d) Each application of an independent provider shall be duly considered by the Blue Cross members of the Governing Board on a timely basis and such members' decision on each such application shall be timely communicated to the applicant.

                       4.  SERVICE AGREEMENTS AND PAYMENT TERMS
                       ----------------------------------------

     4.1 The Governing Board and executive committee members shall be compensated for their services to the joint venture through administrative services agreements. It is anticipated that the Clinic, through administrative services agreements, will provide quality assurance and medical management services to the Underwriters. All administrative services agreements must be approved by the Governing Board.

     4.2 The terms of the administrative services agreements shall provide that the Clinic and Blue Cross shall be compensated for their services on an Actual Cost basis such that all administrative profit remains with the Underwriters to be shared through the profit sharing arrangements set forth in Article 5 below. "Actual Cost" as used herein, shall be defined as direct costs and indirect cost allocation as provided for in the administrative services agreements.

     4.3 VHP will enter into provider agreements with the Clinic to be the primary provider within the network for the HMO and POS products and the Medicare Supplement product. The terms of the provider agreements shall provide:

          (a) POS PRODUCT: Effective January 1, 2000, VHP will reimburse the Clinic at the Clinic's charges less a discount of thirteen percent (13%) for VHP's POS product.

          (b) MEDICARE SUPPLEMENT PRODUCT: Effective January 1, 2000, the capitation rate for VHP's Medicare Supplement product will be increased by five percent (5%) over the rate in effect for calendar year 1999. In calendar years 2001 and 2002, respectively, the capitation rate will be increased by five percent (5%) over the rate in effect for calendar years 2000 and 2001, respectively.

          (c) COMMERCIAL HMO PRODUCTS: Effective January 1, 2000, the capitation rate for VHP's commercial HMO products will be increased by twelve percent (12%) over the rate in effect for calendar year 1999 as set forth in Attachment A. Effective January 1, 2001, the capitation rate shall be the capitation rate for calendar year 2000 increased by the medical care component of the Consumer Price Index ("CPI") plus two percent (2%), subject to a minimum increase of eight percent (8%) and a maximum increase of ten percent (10%). Effective January 1, 2002, the capitation rate shall be the capitation rate for calendar year 2001 increased by the medical care component of CPI plus two percent (2%), subject to a minimum increase of six percent (6%) and a maximum increase of ten percent

               (10%). As used herein, "CPI" means the medical care component of the Consumer Price Index for all urban consumers, United States City Average, during the preceding twelve month period running from October 1 through September 30.

          (d) CAPITATION ADJUSTMENT: The capitation shall be adjusted to reflect the following factors: age, sex, family status (e.g., single, two individuals, family), product line, and variable office copayment. The capitation amount paid to the Clinic for each product line shall be actuarially determined to reflect the anticipated utilization of services. However, regardless of the foregoing, the Clinic agrees that it shall offer to the joint venture its "Best Price" as set forth in Article 6 of this Agreement. Clinic reimbursement will be reviewed annually at the request of the Clinic to consider the impact on the capitation rate of new technology not reflected in the CPI, the effect of new insurance mandates, changes in plan design, and unexpected changes in applicable community standards of practice. Adjustments to the capitation rate will be negotiated if appropriate and, if the parties cannot agree upon an appropriate adjustment, the Governing Board shall determine the appropriate adjustment, if any.

          (e) FEE SCHEDULE ADJUSTMENT: The Clinic agrees to provide written notice to VHP of any increase in the fee schedule by December 1 of each year, and any increase will become effective on the following January 1.

          (f) CONTRACT TERM: The contract shall have an initial term ("Initial Term" as defined in Section 7.1, herein) of three (3) years and may be renewed for an additional three (3) year term by mutual agreement; otherwise renewal shall be for one year terms unless written notice of termination is given at least 120 days prior to the end of the then current term. A party may terminate the contract at the end of the Initial Term if proper notice is given.

          (g) CONTINUED ACCESS TO CARE: The contract shall include a provision under which the Clinic agrees, if requested, to (i) extend continued services to all groups affected by a termination of a provider contract until the end of each such group's benefit year or as necessary to comply with state and federal law relating to accessibility of providers following contract termination; and
               (ii) accept reimbursement terms and other contract terms in effect prior to the termination during the period of any such extension.


                                 5.  PROFIT SHARING
                                 ------------------

     5.1 Underwriting losses of the Insured Products shall be the liability of the Underwriters. Notwithstanding the above, fifty percent (50%) of the net profits relating to HMO products and fifty percent (50%) of the net profits relating to the POS products shall be paid to the Clinic as set forth in this Article 5.

     5.2 Net profit/loss of HMO products and POS products shall be separately calculated. Net profit/loss of HMO products shall be calculated on an aggregate basis following the Initial Term of this Agreement as defined in Section 7.1 herein. Notwithstanding the foregoing, net profit/loss of HMO products shall be determined on an annual basis, and interim profit-sharing shall occur as set forth in Sections 5.3 and 5.4, below. Net profit/loss of POS products shall be determined annually at the end of each calendar year during the term of this Agreement, and profit-sharing shall occur at the end of each such calendar year as set forth in Section 5.5, below. A listing of HMO products and POS products is attached to this Agreement and incorporated herein as Attachment B.

     5.3 Aggregate net profit of HMO products shall be the sum of net profits and losses of VHP over the entire Initial Term of this Agreement. Such net profit/loss shall be determined by applying the same accounting principles applied in preparing VHP's December 31, 1999 financial statement. As further clarification, calculation of net profit/loss shall not take into account any adjustments to the reconciled purchase price as outlined in Section 4.4 of the Purchase and Sale Agreement, any profit sharing payments made pursuant to this Agreement, or any provision for the payment of taxes. A party's share of aggregate net profit shall not include any investment income attributable to the other party's share of aggregate net profit. A sample profit-sharing calculation is attached to this Agreement and incorporated herein as Attachment C. Notwithstanding actual administrative expenses incurred, total administrative expenses which may be charged against income in calculating net profit/loss of VHP shall be the lesser of: (i) actual costs incurred by VHP; or (ii) eight and one-half percent (8 1/2%) of the gross premiums received for that benefit year by VHP.

     5.4 Notwithstanding that the aggregate net profit/loss of the HMO product is determined over the entire Initial Term of this Agreement, the Clinic is interested in sharing net profits with the Underwriters on an interim basis and the Underwriters are interested in recouping, on an interim basis, from the Clinic any profits shared for which loss carry backs indicate an overpayment was made. Interim profit sharing and recoupment shall be as follows:

          (a) Within 120 days following the end of the first Benefit Year, UWS shall determine the net profit or loss as described in Section 5.2, above for that Benefit Year alone. "Benefit Year" is defined as a calendar year beginning on January 1 and ending on December 31 of the same year for all years falling within the Initial Term of this Agreement. If an aggregate net profit is present, UWS shall make available to the Clinic a line of credit, within 150 days following the end of the first Benefit Year, equal to the Clinic's fifty percent (50%) share of the aggregate net profit. The Clinic may draw on the line of credit. Any monies so drawn on by the Clinic shall herein be referred to as the "Balance Drawn".

          (b) Within 120 days following the end of the second Benefit Year, UWS shall determine the aggregate net profit or loss as described in
               Section 5.2 above, for the first two Benefit Years, accounting for both loss carry forwards and loss carry backs.

               (i) Within 150 days following the end of each such Benefit Year, the amount of the line of credit shall be adjusted so as to be equal to the Clinic's fifty percent (50%) share of the aggregate net profit so calculated.

               (ii) If after such adjustment to the amount of the line of credit the Balance Drawn by the Clinic exceeds the adjusted line of credit ("Overdraft"), the Clinic shall repay to UWS the amount of the Overdraft plus accruing interest. Repayment shall be in twelve equal installments beginning on the first of the month 150 days following the end of the last Benefit Year. Interest on the monies owed by the Clinic shall accrue at the prime rate, plus 100 basis points, as determined by M & I Marshall & Ilsley Bank, Milwaukee, Wisconsin, on the close of business on the last business day of the month preceding when the first installment is due. Interest shall accrue beginning on the first of the month 150 days following the end of the last Benefit Year. The Clinic may repay all or part of the Overdraft at any time.

          (c) Within 180 days following the end of the third Benefit Year of the Initial Term, UWS shall determine the aggregate net profit or loss as determined in Section 5.2 above for all Benefit Years which comprise the Initial Term of this Agreement, accounting for both loss carry forwards and loss carry backs.

               (i) If an aggregate net profit is present, UWS shall pay to the Clinic, within 210 days following the end of the third Benefit Year of the Initial Term, the Clinic's respective fifty percent (50%) share of the aggregate net profit. The Clinic's share of such aggregate net profit shall be paid to it by UWS first canceling the Balance Drawn by the Clinic, up to the Clinic's share of such aggregate net profit. If after such cancellation, aggregate net profit remains to be paid to the Clinic by UWS, an appropriate cash payment shall be made by UWS to the Clinic. If after such cancellation an Overdraft remains to be paid by the Clinic on the line of credit, the Clinic shall repay such Overdraft as set forth in item (ii) below.

               (ii) If an aggregate net loss is present, the Clinic shall repay
                    UWS the Overdraft. Repayment shall be within 210 days following the end of the third Benefit Year of the

                    Initial Term. Interest on the monies owed by the Clinic shall accrue at the prime rate, plus 100 basis points, as determined by M & I Marshall & Ilsley Bank, Milwaukee, Wisconsin, on the close of business on the last business day of the month preceding when repayment is due. Interest shall accrue beginning on the first of the month 210 days following the end of the final Benefit Year of the Initial Term. The Clinic may repay all or part of the amount owed at any time.

          (d) If, after the Initial Term, this Agreement is renewed for an additional three year term or terms in accordance with Section 7.1, aggregate net profit shall be shared on an interim basis as described in (a) and (b), above, with final reconciliation occurring following the third year of each such three year term as described in (c) above. If this Agreement is renewed for one or more one-year terms, final reconciliation shall occur at the end of each such one-year term.

     5.5 Net profit/loss of POS products shall be determined as of the end of each calendar year during the term of this Agreement, and profit-sharing payments, if any, shall be paid to the Clinic within 150 days following the end of each such calendar year as set forth below:

     (a)  The Net profit/loss of POS products shall equal the sum of (i) and
          (ii):

          (i) UNDERWRITING PROFIT/LOSS. Net underwriting profit/loss shall be calculated as net earned premium less the sum of incurred claims and administrative expenses. Total administrative expenses used in calculating net underwriting profit/loss shall not exceed the Actual Cost incurred by the Underwriter pursuant to the administrative services agreements referenced in Section 4.2 of this Agreement.

          (ii) EXCESS LOSS REINSURANCE. Net profit/loss of excess loss reinsurance provided by Blue Cross or an insurer affiliated with Blue Cross for each POS plan underwritten by VHP and offered through this joint venture shall be calculated as reinsurance premium paid to the reinsurer, less: (i) claims paid plus; (ii) a reserve for claims reported but not yet paid, and claims incurred but not yet reported; and (iii) administrative expenses or fees related to the reinsurance policy.

     (c) VHP shall pay fifty percent (50%) of annual net profit for the POS product to the Clinic subject to the following limitations: (i) for calendar year 2000, the Clinic's share of profit may not exceed $100,000, nor may its share of loss exceed $100,000; (ii) for calendar year 2001, the Clinic's share of profit may not exceed $150,000, nor may its share of loss exceed $150,000; and (iii) for calendar year 2002, the Clinic's share of profit may not exceed $200,000, nor may its share of loss exceed $200,000.


                                  6.  EXCLUSIVITY
                                  ---------------

     6.1 During the Initial Term of this Agreement (as defined in Section 7.1 herein) or any subsequent term(s), unless otherwise agreed by the Governing Board, (i) the Underwriters and UWS agree that they will not market any insured HMO or POS product within the Exclusive Area (as defined below) except through VHP; and (ii) the Clinic agrees that it will not participate in the provider network for any employer offering an insured HMO or POS product within the Exclusive Area except through VHP. As used in this Article, "Exclusive Area" means the Wisconsin counties of Chippewa, Eau Claire or Dunn.

     6.2 Regardless of anything provided in Section 6.1 to the contrary, the Underwriters and the Clinic may participate in the offering of a competing insured HMO or POS product with respect to an employer which has multiple locations, one or more of which is located within the Exclusive Area, if the employer's headquarters are located outside the Exclusive Area;

          provided, however, that if the employer is the federal government or the State of Wisconsin, the insured HMO or POS product shall be offered only through the joint venture.

     6.3 The Clinic agrees to offer its Best Price to VHP for all products offered under this Agreement within the Exclusive Area and within the Wisconsin county of Barron. As used herein, "Best Price" means a price that is equal to or lower than the price the Clinic accepts from any other non-governmental payor with respect to insured HMO and/or POS products. In the event the Clinic offers a price to any other payor that is less than the Best Price offered to the joint venture for like services, the lower price will also be extended to the joint venture and immediately and automatically become the new Best Price.

     6.4 The parties to this Agreement acknowledge that Blue Cross has an existing contract with the Clinic to serve as a provider for the Blue Cross "Quality Choice" POS product and agree that such contract does not violate the provisions of this Article 6.

     6.5 The parties to this Agreement acknowledge and agree that the provisions of this Article 6 are binding on those subsidiaries and affiliates of the Clinic existing on January 1, 1992, and shall be binding on later acquired or established subsidiaries or affiliates only if such entities signify in writing their intent to be bound.


                              7.  TERM AND TERMINATION
                              ------------------------

     7.1 The Initial Term of this Second Amended and Restated Joint Venture Agreement shall be for three years, commencing on January 1, 2000 and continuing in effect through December 31, 2002. This Agreement may be renewed for an additional three year term or terms, commencing on January 1, 2003, by mutual written agreement of the parties; otherwise the joint venture shall automatically renew for one year terms unless written notice of termination is given at least 120 days prior to the end of the then current term. This Agreement may be terminated at the end of the Initial Term if proper notice is given.

     7.2 Notwithstanding the above, if, in accordance with the Purchase and Sale Agreement, Clinic exercises its right to repurchase all outstanding shares of VHP stock from UWS at the end of the Initial Term of this Second Amended and Restated Joint Venture Agreement, or its termination, whichever is earlier, this Agreement shall terminate unless the parties mutually agree otherwise in writing. Additionally, in the event that a party substantially breaches any material term or condition of this Agreement, notice of the specific breach shall be given to the breaching party. The breaching party shall have sixty
          (60) days to cure such breach. In the event the breaching party fails to cure said breach, the non-breaching party shall have the right to terminate this Agreement on thirty (30) days prior written notice.

     7.3 Notwithstanding the termination of this Agreement, all provider and administrative services agreements entered into by the parties shall continue according to the provisions contained in those provider agreements until their scheduled termination date.


                                 8.  MISCELLANEOUS
                                 -----------------

     8.1 The parties agree to utilize their best efforts in carrying out their respective duties and obligations under this Agreement to ensure that the purposes of this undertaking are accomplished.

     8.2 In the event of a dispute between the parties relating to this Agreement, such dispute shall be resolved by arbitration in accordance with the rules of the American Arbitration Association. The inability of the Governing Board to take action with regard to a particular matter due to an impasse shall not be treated as a dispute affording either party the right to demand arbitration to resolve such impasse.

     8.3 This Agreement supersedes all prior agreements, proposals, offers or letters of intent, including the prior joint venture agreements, relating to the subject matter hereof. Any amendment to this Agreement must be in writing, executed by, and delivered to, each of the parties.

     8.4 In the event that a court, regulator, or administrative judge of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, such declaration shall have no effect on the validity or enforceability of the remainder of this Agreement; provided, however, that the basic purposes of this Agreement may be achieved through the remaining valid provisions.

     8.5 The parties acknowledge that all material and information of a given party which has or will come into the possession of another party in connection with this Agreement consists of confidential and proprietary data. Each party agrees to hold such material and information in strictest confidence, not to make use thereof other than for the performance of this Agreement, and not to release or disclose it to any third party other than for the performance of this Agreement.

     8.6 Failure by any party to insist upon compliance with any term or provision of this Agreement at any time or under any set of circumstances will not operate to waive or modify that provision or render it unenforceable at any other time.

     8.7 This Agreement shall be construed according to the laws of the State of Wisconsin.

     8.8 All notices required or permitted by this Agreement shall be sent to the following addresses, or to such other persons or locations indicated in writing by the parties:

          BLUE CROSS:
          Penny J. Siewert, Vice President of Regional Services
          N17 W24340 Riverwood Drive
          Waukesha, WI  53188

          UWS:
          Thomas R. Hefty, President
          401 West Michigan Street
          Milwaukee, WI 53203

          VHP:
          Norman L. Keller, President
          Valley Health Plan, Inc.
          2270 EastRidge Center
          Eau Claire, WI  54701

          CLINIC:
          Robert Downs, Executive Vice President
          Midelfort Clinic, Ltd., Mayo Health System
          1400 Bellinger Street
          P. O. Box 1510
          Eau Claire, WI  54702

     8.9 No party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties. Such approved assignment or delegation shall inure to the benefit of the parties, their successors, and their permitted assigns or delegates.

     8.10 Each signatory hereto represents and warrants that his/her execution of this Agreement on behalf of his/her respective party has been duly authorized and approved by the parties' Board of Directors and/or shareholders (if legally required).


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective representatives.

Attest:                       BLUE CROSS & BLUE SHIELD
                              UNITED OF WISCONSIN
---------------------

                              By:
                                  -------------------------
                              Title:
                                     ----------------------

Attest:                       UNITED WISCONSIN SERVICES, INC.

---------------------

                              By:
                                  -------------------------
                              Title:
                                     ----------------------

Attest:                       VALLEY HEALTH PLAN, INC.

---------------------

                              By:
                                  -------------------------
                              Title:
                                     ----------------------
                                          -25-

Attest:                       MIDELFORT CLINIC, LTD., MAYO
                              HEALTH SYSTEM
---------------------

                              By:
                                  -------------------------
                              Title:
                                     ----------------------





ns01.c

                                    ATTACHMENT B


                                 HMO AND POS PLANS
                                 -----------------

HMO PLANS INCLUDE THE FOLLOWING PLANS:

     -    State of Wisconsin Plan
     -    Federal Employees Program
     -    Partner Plan
     -    Medicare Supplement Plan
     -    Medicaid Program
     -    BadgerCare Program
     -    Agricare Plan
     -    Agrihealth Plan
     -    Agrihealth Plan II


POS PLANS INCLUDE THE FOLLOWING PLANS:

All the accounts that have purchased the VHP POS product. These Plans are uniquely identified by a group number in the 5000 series. In the event the block of numbers in this series becomes exhausted, however, it may be necessary to select another series of numbers for future expansion.

                                    ATTACHMENT C

                         SAMPLE PROFIT-SHARING CALCULATION
                         ---------------------------------

     The following references lines of Report #2: "State of Revenues, Expenses, and Net Worth" which is filed annually by Valley Health Plan, Inc. with the Wisconsin Office of the Commissioner of Insurance as of December 31.


     Line 29   Income (Loss)

     PLUS

     Line 30   Extraordinary Item

     MINUS

     Line 14   Incentive Pool and Withhold Adjustments
                    (only the joint venture profit-sharing portion)

     EQUALS

     TOTAL AMOUNT BEFORE IMPACT OF INTEREST ON WITHDRAWALS PLUS OR MINUS IMPACT OF INTEREST ON PREVIOUS YEARS WITHDRAWALS EQUALS TOTAL AMOUNT AFTER IMPACT OF INTEREST ON WITHDRAWALS

     DIVIDED BY 2

     EQUALS EACH PARTNER'S BEFORE TAX SHARE OF PROFIT